Exhibit 3.10

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

IMBS, INC.

The undersigned Florida profit corporation, in accordance with Section 607.1006 of the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is IMBS, Inc.

2. The Articles of Incorporation are amended by the following resolution adopted by the shareholders on November 1, 2007:

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized to take the necessary measures to amend the Corporation’s Articles of Incorporation by changing the name of the Corporation from IMBS, Inc. to HCFS Health Care Financial Services, Inc.

3. The First Article of the Corporation’s Articles of Incorporation is hereby amended in its entirety so as to read, after amendment, as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is HCFS Health Care Financial Services, Inc.

4. This Amendment has been adopted by the unanimous written action of all of the Directors and Shareholders of the corporation dated as of the 1st day of November, 2007.

5. This Amendment shall be effective upon filing with the Florida Department of State.

IN WITNESS WHEREOF, the undersigned has executed and signed these Articles of Amendment on behalf of the corporation this 1st day of November, 2007

IMBS, Inc.

By:	/s/ John R. Stair
John R. Stair
Its:	Assistant Secretary